EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

by and among

CYBER APP SOLUTIONSCORP.

PROTON GREEN LLC

and

THE MEMBERS OF

PROTON GREEN LLC

NAMED HEREIN

Dated as of July 7, 2023

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) dated as of July 7, 2023 (the “Effective Date”), is by and among CYBER APP SOLUTIONS CORP., a Nevada corporation (“CYRB”), PROTON GREEN LLC, a Wyoming limited liability company (“Proton Green”), and the individuals identified on Annex A hereto (together referred to herein as the “Members” and each a “Member”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A. CYRB has authorized 250,000,000 shares of common stock, $0.001 par value (the “Common Stock”), of which 4,010,100 shares shall be issued and outstanding as of the Closing Date.

B. The authorized membership interests of Proton Green consist of 74 Membership Interests (the “Membership Units) all of which are owned beneficially and of record as set forth opposite each Member’s name on Annex A hereto.

C. At the Closing, each Member has agreed to exchange all of his, her or its (hereinafter “its”) Membership Units in exchange (the “Exchange”) for their proportionate share of an aggregate number of newly issued shares of Common Stock (such shares, the “Exchange Shares”).

D. The Board of Directors of CYRB and the Board of Managers of Proton Green have each determined that it is desirable to enter into this Agreement and to affect the Exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

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ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CYRB Shareholders” means those holders of Common Stock of CYRB that are holders on each of the Closing Date.

“Benefit Plan” means each employee benefit plan, program or policy, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any stock option, bonus, incentive, deferred compensation, equity compensation or other equity-based plan or arrangement, severance arrangement, employment, consulting or offer letter, retirement, termination, retention, change in control, vacation, disability, death benefit, hospitalization, medical, welfare-benefit reimbursement, profit-sharing, incentive or fringe-benefit or similar arrangement, agreement, plan, practice, program or policy, in each case that a Party sponsors, administers, maintains or to which a Party contributes or is obligated to contribute, or under which a Party has any present or future obligations or Liability and that benefits any current or former employee, director, manager, or independent contractor of a Party or the dependents or beneficiaries of such employee, director or independent contractor.

“Board of Managers” means the Board of Managers of Proton Green as established by the Proton Green Operating Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the United States are authorized or required by Law to be closed for business.

“Membership Units” means the Membership Interests of Proton Green as defined in the Proton Green Operating Agreement.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

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“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Exchange Shares by (b) the Pre-Closing Proton Green Units, in which:

•	“Exchange Shares” means 68,000,000 shares of common stock of CYRB.

•	“Pre-Closing Proton Green Units” means the total number of Membership Units outstanding immediately prior to the Closing, plus any the Membership Units issuable in respect of any outstanding options, equity awards, warrants or rights to receive such units, in each case, outstanding as of immediately prior to the Closing.

“Fraud” means a claim for Nevada common law fraud against a Party in which such Party had actual (and not constructive) knowledge of the material inaccuracy of a representation at the time such representation was made and had specific intent to deceive another Party.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other nongovernmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Proton Green Financial Statements” means a consolidated balance sheet of Proton Green as of March 31, 2023, and a consolidated income statement of Proton Green for the period from inception through March 31, 2023.

“Proton Green Operating Agreement” means the Operating Agreement dated as of April 16, 2021 of Proton Green.

“Income Tax” or “Income Taxes” means the U.S. federal income Tax and any state, local or non-U.S. net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

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“Indebtedness” means, without duplication and with respect to a Party, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long- or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by a Party, on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any copyrights, patents, trademarks, internet domain names, technology rights and licenses, trade secrets, inventions, ideas, discoveries, innovations and rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction throughout the world and any other intellectual property or any similar, corresponding or equivalent right to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or any other similar knowledge qualification means the actual knowledge of a Party, including after it conducted a reasonable inquiry of Persons having primary responsibility for such matters.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of a Party or (b) the ability of a Party to consummate the Transactions.

“Material Adverse Effect on the Companies” means a Material Adverse Effect on the Companies taken as a whole on a consolidated basis.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; and (b) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement. In the case of Proton Green, the Organizational Documents means its Certificate of Formation filed in the State of Nevada and the Proton Green Operating Agreement.

“Permits” means all permits, licenses, franchises, certificates, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, escheat, unclaimed property, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means any other documents or agreements executed in connection with the Transactions.

“Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Transaction Documents or the consummation of the Transactions, in each case to the extent such costs, fees and expenses are payable or reimbursable by a Party, including (a) all fees and expenses payable with respect to any and all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred; and (b) the fees and expenses of a Party’s legal counsel, accountants, consultants and other experts and advisors so incurred.

ARTICLE II

Exchange of Membership Units for Exchange Shares

2.1. Exchange by the Members. At the Closing, each Member shall sell, transfer, convey, assign and deliver to CYRB its Membership Units free and clear of any Encumbrance in exchange for a number of shares of Common Stock of CYRB equal to its Membership Units multiplied by the Exchange Ratio (the “Exchange Shares”).

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2.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kline Law Group, PC in Irvine, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (such date of Closing, the “Closing Date”).

2.3. Proton Green Closing Deliverables. At the Closing, Proton Green and the Members shall deliver to CYRB the following:

(a) a certificate of the Managing Member, Secretary (or other officer) of Proton Green certifying: (i) that attached thereto are true and complete copies of all resolutions of the Members and board of directors, if applicable, of Proton Green authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents contemplated hereby to be delivered in connection with this Agreement or at the Closing to which Proton Green and the Members are a party (collectively, the “Proton Green Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of Proton Green authorized to sign this Agreement and the other Proton Green Transaction Documents; and (iii) that attached thereto are true and complete copies of the Proton Green Organizational Documents (as hereinafter defined), including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(b) a good standing certificate (or its equivalent) for Proton Green from the secretary of state or similar Governmental Authority of the jurisdiction in which each is organized and each jurisdiction where the Proton Green is each qualified, registered, or authorized to do business;

(c) if any of the Company Membership Interests are represented by certificates, such certificates (duly endorsed for transfer by the Member or accompanied by duly executed transfer powers of the Member), and otherwise an assignment of the Membership Interests in form reasonably satisfactory to CYRB;

(d) all of the books, records, board and shareholders’ consents and minutes, and organizational documents of Proton Green;

(e) a counterpart to any consents required in connection with the transactions contemplated by this Agreement;

(f) all documents, instruments, agreements and certificates required pursuant hereto; and

(g) all other documents, instruments and writings which are reasonably requested by CYRB to be delivered by Proton Green and the Members at or prior to the Closing pursuant to this Agreement.

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2.4. CYRB Closing Deliverables.

(a) a certificate of the Secretary (or other officer) of CYRB certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of CYRB authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered by in connection with this Agreement or at the Closing to which CYRB is a party (collectively, the “CYRB Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other CYRB Transaction Documents;

(b) the Exchange Shares (to be recorded in book entry);

(c) a good standing certificate (or its equivalent) for CRYB from the secretary of state or similar Governmental Authority of the jurisdiction in which each is organized and each jurisdiction where the Proton Green is each qualified, registered, or authorized to do business;

(d) all of the books, records, board and shareholders’ consents and minutes, and organizational documents of CYRB;

(e) a counterpart to any consents required in connection with the transactions contemplated by this Agreement;

(f) all documents, instruments, agreements and certificates required pursuant hereto; and

(g) all other documents, instruments and writings which are reasonably requested by Proton Green to be delivered by CYRB at or prior to the Closing pursuant to this Agreement.

ARTICLE III

Conditions to Closing; Termination

3.1. Members Conditions Precedent. The obligations of the Members to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Representations and Covenants. The representations and warranties of CYRB contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. CYRB shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by CYRB on or prior to the Closing Date. CYRB shall have delivered to the Members a certificate, dated the Closing Date, signed by the Chief Executive Officer of the CYRB, to the foregoing effect.

(b) Actions. No Action shall have been instituted before any Governmental Authority or instituted or threatened by any Governmental Authority to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

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(c) Consents. All material Permits required to be obtained, and all filings required to be made, by CYRB for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by CYRB, except where the failure to receive such Permits or to make such filings would not have a CYRB Material Adverse Effect.

(d) Issuance of Exchange Shares. At the Closing, CYRB shall have issued the Exchange Shares to the Members. At or within fifteen (15) business days following the Closing, CYRB shall deliver to each Member a certificate representing the new Exchange Shares issued to such Member.

(e) Other. Such other documents as Proton Green may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of CYRB evidencing the performance by CYRB, or the compliance by CYRB with, any covenant or obligation required to be performed or complied with by CYRB, (ii) evidencing the satisfaction of any condition referred to in this Article III, or (iii) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

3.2. CYRB Conditions Precedent. The obligations of CYRB to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Representations and Covenants. The representations and warranties of the Members and Proton Green contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Members and Proton Green shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and Proton Green on or prior to the Closing Date. Each of Proton Green and the Members shall have delivered to CYRB a certificate, dated the Closing Date, to the foregoing effect.

(b) Actions. No Action shall have been instituted before any Governmental Authority or instituted or threatened by any Governmental Authority to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members or Proton Green for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Members or Proton Green, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Companies.

(d) Financial Statements. Proton Green shall have delivered the Proton Green Financial Statements.

(e) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2021, which has had or is reasonably likely to cause a Material Adverse Effect on Proton Green.

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(f) Good Standing Certificate. Proton Green shall have delivered to CYRB a certificate of good standing of Proton Green dated within five (5) business days prior to the Closing Date issued by the Secretary of State of the State of Nevada.

(g) Transfer Documents. The Members shall deliver such transfer documents for the transfer of the Membership Units as reasonably requested by CYRB.

(h) Other. Such other documents as CYRB may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Proton Green evidencing the performance by Proton Green, or the compliance by Proton Green with, any covenant or obligation required to be performed or complied with by Proton Green (ii) evidencing the satisfaction of any condition referred to in this Article III, or (iii) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

3.3. Directors and Officers.

(a) CYRB Board. The Parties shall take all necessary actions such that, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of CYRB, the CYRB Board shall comprise individuals as set forth on Schedule 3.3(a) of the CYRB Disclosure Letter.

(b) CYRB Officers. The Parties shall take all necessary actions such that, from and after the Closing, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of CYRB, the officers of CYRB shall be the individuals as set forth on Schedule 3.3(b) of the CYRB Disclosure Letter and with respect to such positions as set forth opposite their respective names therein.

3.4. Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) Proton Green and CYRB may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) CYRB may terminate this Agreement by giving written notice to Proton Green at any time prior to the Closing (A) in the event Proton Green or any Member has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, CYRB has notified Proton Green and/or the Member of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before August 1, 2023 by reason of the failure of any condition precedent under Section 3.1 hereof (unless the failure results primarily from CYRB itself breaching any representation, warranty, or covenant contained in this Agreement); and

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(iii) Proton Green may terminate this Agreement by giving written notice to CYRB at any time prior to the Closing (A) in the event CYRB has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Proton Green has notified CYRB of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before August 1, 2023, by reason of the failure of any condition precedent under Section 3.2 hereof (unless the failure results primarily from Proton Green or any Member breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 3.4(a) above, any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

ARTICLE IV

Representations and Warranties of the Members

Each of the Members hereby severally, and not jointly, represents and warrants to CYRB with respect to itself, as follows.

4.1. Good Title. The Member is the record and beneficial owner and has good and marketable title to its Membership Units set forth opposite its name on Annex A, with the right and authority to sell and deliver such Units free of all Encumbrances.

4.2. Organization. Each Member that is an entity is duly organized or formed and validly existing in its jurisdiction of organization or formation.

4.3. Power and Authority. The Member has the requisite legal power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Member to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

4.4. No Conflicts. The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof will not (a) require the consent of any third party or any Governmental Authority under any Law, (b) violate any Laws applicable to the Member; or (c) violate or breach any Contract to which the Member is a party.

4.5. Actions. There is no pending Action against the Member that involves its Membership Units or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the Knowledge of the Member, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

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4.6. No Finder’s Fee. The Member has not created any obligation to pay any finder, investment banker or broker fee in connection with the Transactions.

4.7. Purchase Entirely for Own Account. The Exchange Shares to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing such Exchange Shares, except in compliance with applicable securities laws.

4.8. Available Information. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Exchange Shares.

4.9. Non-Registration. The Member understands that the Exchange Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Shares in accordance with CYRB’s Organizational Documents or the laws of the State of Nevada.

4.10. Restricted Securities. The Member understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of the Exchange Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Exchange Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Member further acknowledges that if the Exchange Shares are issued to the Member in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.11. Accredited Investor. The Member is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Member was not organized for the specific purpose of acquiring the Exchange Shares.

4.12. Legends. The Member acknowledges that the Exchange Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO CYRB AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO CYRB, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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4.13. Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Member consents to CYRB making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE V

Representations and Warranties of Proton Green

Except as set forth in the corresponding sections of the disclosure letter delivered by Proton Green to CYRB together with this Agreement (the “Proton Green Disclosure Letter”), it being agreed that disclosure of any item in any schedule or section of the Proton Green Disclosure Letter (whether or not an explicit cross reference appears herein) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Proton Green represents and warrants to CYRB, that:

Proton Green represents and warrants as follows to CYRB.

5.1. Organization, Standing and Power. Each Proton Green was duly formed, and is validly existing and in good standing under the laws of the State of Nevada and has the limited liability company power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Companies, to materially affect the ability of either Proton Green to perform its obligations under this Agreement or on the ability of the Companies to consummate the Transactions. Each Proton Green is duly qualified to do business in each jurisdiction where the nature of its business or its ownership of its assets make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Companies. Each Proton Green has delivered to CYRB true and complete copies of its Organizational Documents, in each case as amended through the date of this Agreement.

5.2. Subsidiaries; Equity Interests. As of the date hereof, Proton Green has no subsidiaries, and all the outstanding membership interests thereof have been validly issued and are as of the Effective Date owned by Proton Green, free and clear of all Encumbrances. Such subsidiary will be spun-off to Proton Green’s Members prior to the Closing and Proton Green will not own, directly or indirectly, any other Subsidiary at Closing.

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5.3. Capital Structure. All Membership Units are duly authorized, validly issued, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, the Proton Green Operating Agreement, or any Contract to which Proton Green is a party or otherwise bound. There is no Indebtedness of Proton Green having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Membership Units may vote. As of the Effective Date, there are no any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock- based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Proton Green is a party (a) obligating Proton Green to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership interests of or other equity interest in, Proton Green, (b) obligating Proton Green to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the membership interests of Proton Green. There are no outstanding contractual obligations of Proton Green to repurchase, redeem or otherwise acquire any of its Membership Units.

5.4. Authority. Proton Green has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Proton Green of this Agreement and the consummation by Proton Green of the Transactions have been duly authorized and approved by the Board of Managers and the holders of Membership Units, and no other proceedings on the part of Proton Green are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Proton Green in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

5.5. No Conflicts; Consents. The execution and delivery by Proton Green of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in a Default or the creation of any Encumbrance upon any of the assets of either Proton Green under any provision of (i) the Proton Green Operating Agreement, (ii) any material Contract to which a Proton Green is a party or by which any of their respective assets is bound or (iii) any material Governmental Order or material Law applicable to either Proton Green’s respective assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Companies and in the case of clause (iii) any filings and other matters referred to in Section 5.5(b), except for any required filings that may be required under applicable “Blue Sky” or state securities commissions, no material Contract, Governmental Order or Permit of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to either Proton Green in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

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5.6. Taxes. Neither Proton Green has filed any Tax Returns. All forms of Taxation imposed on either Proton Green have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Companies. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Companies have no Knowledge of any basis for any such claim.

5.7. Benefit Plans. Proton Green does not have or maintain any Benefit Plan other than as set forth on the Proton Green Disclosure Schedule. As of the date of this Agreement there are not any severance or termination agreements or arrangements between Proton Green or any of its subsidiaries and any current or former employee, officer or director of Proton Green or any of its subsidiaries, nor does Proton Green or any of its subsidiaries have any general severance plan or policy other than as set forth on the Proton Green Disclosure Schedule.

5.8. Actions. There is no Action pending or threatened in writing before or by Governmental Body, stock market, stock exchange or trading facility against or affecting either Proton Green or any of their respective assets which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Companies. Neither Proton Green, nor any Manager or Officer of either Proton Green (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

5.9. Compliance with Law. Each Proton Green has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Companies. Neither Proton Green has not received any written communication from a Governmental Authority that alleges that it is not in compliance in any material respect with any applicable Law.

5.10. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either Proton Green or any Member.

5.11. Contracts. There are no Contracts that are material to the business, assets, condition (financial or otherwise), results of operations or prospects of the Companies, other than as set forth in Schedule 5.11 hereto. Neither Proton Green is in Default under any Contract to which it is a party or by which it or any of its assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Companies.

5.12. Title to Properties. Neither Proton Green owns any real property. Each Proton Green has sufficient title to, or valid leasehold interests in, all of its assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Material Adverse Effect on the Companies All such assets, other than assets in which a Proton Green has leasehold interests, are free and clear of all Encumbrances other than those set forth in the Proton Green Disclosure Schedules and except for Encumbrances that, in the aggregate, do not and will not materially interfere with the ability of either Proton Green to conduct business as currently conducted.

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5.13. Intellectual Property. Each Proton Green owns or otherwise has the right to use all Intellectual Property Rights which are material to the conduct of its business. There are no claims pending or, to the Knowledge of Proton Green, threatened that either Proton Green is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

5.14. Financial Statements. The Proton Green Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period indicated other than the absence of footnotes and customary year-end adjustments. The Proton Green Financial Statements shall fairly present in all material respects the financial condition and operating results of Proton Green as of December 31, 2021, and the balance sheet included therein shall include all Liabilities other than (a) Liabilities incurred in the ordinary course of business subsequent to December 31, 2021, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Proton Green Financial Statements.

5.15. Transactions with Affiliates and Employees. None of the managers or officers of Proton Green and, to the knowledge of Proton Green, none of the employees of either Proton Green is presently a party to any transaction with either Proton Green (other than for services as employees, officers and managers), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Proton Green, any entity in which any officer, manager or any such employee has a substantial interest or is an officer, director, manager, trustee or partner.

5.16. Investment Proton Green. Proton Green is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Proton Green Act of 1940, as amended.

5.17. Foreign Corrupt Practices. Neither Proton Green, nor, to the Knowledge of Proton Green, any manager, officer, agent, employee or other Person acting on behalf of either Proton Green has, in the course of its actions for, or on behalf of, such Proton Green (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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5.18. Absence of Certain Changes or Events. From June 1, 2023, through the Effective Date, each Proton Green has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Proton Green or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the Companies;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the Companies;

(c) any waiver or compromise by either Proton Green of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by either Proton Green, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Companies;

(e) any material change to a material Contract by which either Proton Green or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by either Proton Green, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Proton Green’s ownership or use of such property or assets;

(g) any loans or guarantees made by either Proton Green to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business, which loans have not been previously repaid, converted to equity or waived;

(h) any alteration of either Proton Green’s method of accounting;

(i) any declaration or payment of dividend or distribution of cash or other property to the Members or any purchase, redemption or agreements to purchase or redeem any Membership Units;

(j) any issuance of equity securities to any officer, Manager or affiliate; or

(k) any arrangement or commitment by either Proton Green to do any of the things described in this Section 5.18.

5.19. No Additional Agreements. Proton Green does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

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ARTICLE VI

Representations and Warranties of CYRB

Except as set forth in the CYRB SEC Documents (excluding all disclosures included in the Seller SEC Documents contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature); provided, that nothing disclosed in the Seller SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties in this Article VI), or the corresponding sections of the disclosure letter delivered by CYRB to Proton Green and the Members together with this Agreement (the “CYRB Disclosure Letter”), it being agreed that disclosure of any item in any schedule or section of the CYRB Disclosure Letter (whether or not an explicit cross reference appears herein) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, CYRB represents and warrants to Proton Green and the Members, that:

6.1. Organization, Standing and Power. CYRB is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on CYRB, a material adverse effect on the ability of CYRB to perform its obligations under this Agreement or on the ability of CYRB to consummate the Transactions (a “CYRB Material Adverse Effect”). CYRB is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a CYRB Material Adverse Effect. CYRB has delivered to Proton Green true and complete copies of the CYRB Articles of Incorporation and the CYRB Bylaws, as amended through date of this Agreement.

6.2. Subsidiaries; Equity Interests. CYRB does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

6.3. Capital Structure. On the Closing Date, the authorized capital stock of CYRB shall consist of 250,000,000 shares of Common Stock. No shares of Preferred Stock are authorized. No shares of capital stock or other voting securities of CYRB are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of CYRB are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the CYRB Articles of Incorporation, the CYRB Bylaws or any Contract to which CYRB is a party or otherwise bound. There is no Indebtedness of CYRB having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting  CYRB Debt”). As of the Effective Date, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which CYRB is a party or by which it is bound (a) obligating CYRB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, CYRB or any Voting CYRB Debt, (b) obligating CYRB to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of CYRB. As of the date of this Agreement, there are not any outstanding contractual obligations of CYRB to repurchase, redeem or otherwise acquire any shares of capital stock of CYRB. The stockholder list provided to Proton Green is a current list of all stockholders as of the date of this Agreement and such list accurately reflects all of the issued and outstanding shares of the CYRB’s common stock.

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6.4. Issuance of the Exchange Shares. The Exchange Shares have been duly authorized by the Board of Directors of CYRB, and upon issuance to the Members at the Closing, all Exchange Shares will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the CYRB Articles of Incorporation, the CYRB Bylaws or any Contract to which CYRB is a party or otherwise bound.

6.5. Authority; Execution and Delivery; Enforceability. The execution and delivery by CYRB of this Agreement and the consummation by CYRB of the Transactions have been duly authorized and approved by the Board of Directors of CYRB and the holders of a majority of its capital stock and no other corporate proceedings on the part of CYRB are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of CYRB, enforceable against CYRB in accordance with the terms hereof.

6.6. No Conflicts; Consents.

(a) The execution and delivery by CYRB of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any Default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of CYRB under, any provision of (i) the CYRB Articles of Incorporation or CYRB Bylaws, (ii) any material Contract to which CYRB is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 6.6(b), any material Governmental Order or material Law applicable to CYRB or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a CYRB Material Adverse Effect.

(b) No Permit from, any Governmental Authority is required to be obtained or made by or with respect to CYRB in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

6.7. Taxes.

(a) CYRB has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a CYRB Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a CYRB Material Adverse Effect.

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(b) The CYRB Financial Statements reflect an adequate reserve for all Taxes payable by CYRB (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against CYRB, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a CYRB Material Adverse Effect.

(c) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of CYRB. CYRB is not bound by any agreement with respect to Taxes.

6.8. Benefit Plans. CYRB does not, and since its inception never has, maintained or contributed to Benefit Plans providing benefits to any current or former employee, officer or director of CYRB. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between CYRB and any current or former employee, officer or director of CYRB, nor does CYRB have any general severance plan or policy.

6.9. Actions. There is no Action against or affecting CYRB or any Subsidiary of CYRB or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Exchange Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a CYRB Material Adverse Effect. Neither CYRB nor any Subsidiary of CYRB, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

6.10. Compliance with Applicable Laws. CYRB is in compliance with all applicable Laws except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a CYRB Material Adverse Effect. CYRB has not received any written communication during the past two years from a Governmental Authority that alleges that CYRB is not in compliance in any material respect with any applicable Law.

6.11. Contracts. Except as set forth on the CYRB Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of CYRB taken as a whole. CYRB is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a CYRB Material Adverse Effect.

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6.12. Title to Properties. CYRB has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which CYRB has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of CYRB to conduct business as currently conducted. CYRB has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. CYRB enjoys peaceful and undisturbed possession under all such material leases.

6.13. Intellectual Property. CYRB does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of CYRB, threatened that CYRB is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

6.14. SEC Documents. CYRB has filed all reports, schedules, forms, statements and other documents as required by the SEC and CYRB has delivered or made available to Proton Green all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “CYRB SEC Documents”). The CYRB SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CYRB SEC Documents, and none of the CYRB SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Proton Green prior to the date of this Agreement), none of the CYRB SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CYRB included in such CYRB SEC Documents (the “CYRB Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CYRB and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by CYRB’s independent accountants). Except as set forth in the CYRB SEC Documents, at the date of the most recent audited financial statements of CYRB included in the CYRB SEC Documents, neither CYRB nor any of its subsidiaries had, and since such date neither CYRB nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a CYRB Material Adverse Effect.

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6.15. Undisclosed Liabilities. Neither CYRB nor any of its subsidiaries has any Liability (except for (a) Liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) Liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

6.16. Transactions With Affiliates and Employees. None of the officers or directors of CYRB and, to the Knowledge of CYRB, none of the employees of CYRB is presently a party to any transaction with CYRB or any Subsidiary of CYRB (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of CYRB, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.17. Solvency. Based on the financial condition of CYRB as of the Closing Date (and assuming that the Closing shall have occurred), (a) CYRB’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of CYRB’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) CYRB’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by CYRB, and projected capital requirements and capital availability thereof, and (c) the current cash flow of CYRB, together with the proceeds CYRB would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. CYRB does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

6.18. Investment Proton Green. CYRB is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Proton Green Act of 1940, as amended.

6.19. Foreign Corrupt Practices. Neither CYRB, nor to CYRB’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of CYRB has, in the course of its actions for, or on behalf of, CYRB (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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6.20. Absence of Certain Changes or Events. Except as disclosed in the CYRB SEC Documents, since the date of the most recent financial statements included in the CYRB SEC Documents, CYRB has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of CYRB from that reflected in the CYRB Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a CYRB Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a CYRB Material Adverse Effect;

(c) any waiver or compromise by CYRB of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by CYRB, except in the ordinary course of business and the satisfaction or discharge of which would not have a CYRB Material Adverse Effect;

(e) any material change to a material Contract by which CYRB or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of CYRB;

(h) any mortgage, pledge, transfer of a security interest in or lien created by CYRB with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair CYRB’s ownership or use of such property or assets;

(i) any loans or guarantees made by CYRB to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of CYRB’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by CYRB;

auditors;

(k) any alteration of CYRB’s method of accounting or the identity of its

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing CYRB stock option plans; or

(m) any arrangement or commitment by CYRB to do any of the things described in this Section 6.20.

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6.21. No Registration Matters. CYRB has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of CYRB registered with the SEC or any other governmental authority that have not been satisfied.

6.22. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to CYRB, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by CYRB under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by CYRB of its Common Stock and which has not been publicly announced.

6.23. No Additional Agreements. CYRB does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

ARTICLE VII

Covenants

7.1. CYRB Assets and Liability Disposition. Promptly after the Effective Date, the board of directors of CYRB shall approve a plan to complete the Asset and Liability Disposition through one or a series of transactions, which transactions shall be consummated within two weeks following the Closing Date. Upon the request of Proton Green, CYRB shall promptly provide to Proton Green status updates on the Asset and Liability Disposition and/or copies of all transaction documents related to the Asset and Liability Disposition.

7.2. Blue Sky Laws. CYRB shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Exchange Shares in connection with this Agreement.

7.3. Public Announcements. CYRB and Proton Green will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.4. Fees and Expenses. All Transaction Expenses shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.5. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.6. Exclusivity. No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interests, capital stock or other voting securities of CYRB or Proton Green (as applicable), or any assets of CYRB or Proton Green (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each Party shall notify the other immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

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7.7. Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.8. Preservation of Business. From the date of this Agreement until the Closing Date, each of Proton Green and CYRB shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VIII

Miscellaneous

8.1. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties as set forth on the signature page hereof.

8.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Proton Green, CYRB and Members holding a majority of the Membership Units. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Members that then hold the Exchange Shares.

8.3. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Members, CYRB and Proton Green will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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8.4. Independent Nature of Members’ Obligations and Rights. The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement. The decision of each Member to acquire the Exchange Shares pursuant to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose. Each of Proton Green and CYRB acknowledges that each of the Members has been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.

8.5. Limitation of Liability. Notwithstanding anything herein to the contrary, each of CYRB and Proton Green acknowledges and agrees that the liability of a Member arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member.

8.6. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

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8.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.9. Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.11 Headings. The division of this Agreement into articles, sections and other subdivisions and the insertion of headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Agreement.

9.13 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF NEVADA (OR, IF THE COURT OF CHANCERY OF THE STATE OF NEVADA DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF NEVADA, OR, IF NO FEDERAL COURT IN THE STATE OF NEVADA ACCEPTS JURISDICTION, ANY STATE COURT WITHIN THE STATE OF NEVADA), AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT, WITHOUT PREJUDICE TO THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH SUIT, ACTION OR ANY PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CYBER APP SOLUTIONS CORP.

By:
Name:
Title:

Address: 73 Howard Hughes Pkway Ste 5005
Las Vegas, NV 89169

PROTON GREEN LLC

By:
Name:	Steven E. Looper
Title:	Manager

Address: 2000 Bering Dr. Ste 875
Houston TX 77057

MEMBERS:

[Signature Page to CYBER APP SOLUTIONS CORP. & PROTON GREEN LLC Share Exchange Agreement ]

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ANNEX A

Members of Proton Green

Name and Address of Member of Proton Green	Percentage of Membership Units*
%
%
TOTALS	100%

* Membership Units owned at Effective Time.